SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BEA Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Filed pursuant to Rule 14a-6(b)

Under the Securities Exchange Act of 1934

Subject Company: BEA Systems, Inc.

Commission File No. 0-22369

BEA Systems, Inc. (the “Company”) is filing the following letter from Robert F. Donohue to stockholders of the Company pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, as amended. The Company intends to mail this letter to certain stockholders on or after June 8, 2004.

BEA Stockholder Meeting

Dear BEA Stockholder:

We understand that certain shareholder advisory firms are recommending that you withhold your vote for a BEA director that serves on our audit committee, and that you cast a “no” vote for approval and ratification of BEA’s independent auditor, Ernst & Young.

These firms stake their position on the fact that Ernst & Young (E&Y) receives revenue from BEA for non-audit services. We disagree with their position. We believe that it is formulaic and without regard for the facts and circumstances behind BEA’s reasons for engaging E&Y for these non-audit services.

We engage E&Y, and other auditors, to perform fieldwork for the company’s revenue contract compliance customer audit program. We believe that this is an important function because it confirms that our customers are adhering to the terms of their software licensing agreements with BEA. These field audits are directly tied to the integrity of our software licenses and consequently, our revenue and financial reporting. As a direct result of these non-audit services, BEA has recovered license fees paid by customers to bring them into compliance with their contractual obligations. We believe that these audits have – in no way – affected E&Y’s independence.

BEA recognizes that reducing the amount of non-audit services provided by a company’s auditor, as a general matter, is a prudent step in helping ensure the auditor’s independence remains unquestionable. We also understand, however, that the redistribution of these services needs to be done in a coherent fashion so as to avoid excessive cost and disruption.

As such, BEA has already taken steps to reduce the non-audit fees paid to E&Y. Since the end of fiscal 2003, BEA has engaged both KPMG International (KPMG) and PricewaterhouseCoopers (PwC) to perform revenue contract compliance audit services. By the fourth quarter of fiscal 2004, KPMG and PwC accounted for 35%, and E&Y 65%, of this program. In the first quarter of fiscal 2005, KPMG and PwC accounted for 55% of this program and E&Y accounted for 45%. BEA’s plan is to continue reducing E&Y’s involvement in non-audit related services.

We trust that you will continue to demonstrate your support for BEA’s board and management by electing our two Class I directors nominated to the board this year and by voting for ratification and approval of Ernst & Young as our independent auditor.

Thank you for your time. I would be happy to answer any of your questions. Please do not hesitate to call me at (408) 570-8274.

Regards,

Robert F. Donohue

Senior Vice President, General Counsel

      and Secretary